Exhibit 99.1
                                    FOR IMMEDIATE RELEASE
Press Release                       ---------------------
                                    Contact: Thomas J. Noe, Investor Relations
                                    Telephone: (513) 870-3530
                                    E-Mail:  tnoe@pcbionline.com


                     PEOPLES COMMUNITY BANCORP, INC.
            ANNOUNCES NET EARNINGS FOR THE THREE MONTHS ENDED
                            DECEMBER 31, 2004


     Cincinnati, Ohio (February 2, 2005) - Peoples Community Bancorp, Inc. (NASDAQ:PCBI), parent of Peoples Community Bank, West Chester, Ohio, announced today net earnings for the three months ended December 31, 2004 of $935,000, or $.24 diluted earnings per share compared to $835,000, or $.33 diluted earnings per share, for the three months ended December 31, 2003. The corresponding decrease in diluted earnings per share is partially due to the 55% increase in average shares outstanding period to period as a result of the stock offering completed in April 2004.

     The increase in net earnings for the three months ended December 31, 2004, compared to the same period in 2003 was due primarily to a 146.1% or $577,000 increase in other income and a $165,000 or 3.3% increase in net interest income, which were partially offset by a $592,000 or 18.0% increase in general, administrative and other expenses and a $50,000 or 11.6% increase in federal income taxes. The increase in other income was due primarily to a $724,000 gain on the sale of mortgage-backed securities and the absence of a $206,000 gain on the sale of real estate in the same period in 2003. The increase in net interest income was due to increases in the average balance of and weighted average yield on interest earning assets period to period. The increases in general, administrative and other expense was primarily due to costs associated with the continued expansion of the Bank's branch network and infrastructure. The additional employee compensation and benefits cost totaled $183,000, an increase of 10.0% for the three months ended December 31, 2004 and occupancy and equipment expense increased $186,000 or 39.4%. Increases in data processing expense of $55,000 or 22.2% and other operating expense of 172,000 or 29.8% were also due to continued expansion and the costs of software and technology upgrades period to period.

     The increases in net interest income during the recent periods were due to continued growth in the loan portfolio and an increase in the weighted average yield on interest earning assets. In connection with the loan portfolio growth the Bank continues to make substantial provisions to the allowance for loan losses due to an increase in the overall loan portfolio and a shift in emphasis from single-family loans to multi-family, commercial, development, consumer and unsecured loans, which have a higher degree of risk compared to single-family loans.

     At December 31, 2004, the Company's assets totaled $873.3 million, a decrease of $15.8 million, or 1.8%, compared to September 30, 2004. The decline in assets was due primarily to sales and repayments of mortgage-backed securities totaling $55.1 million, of which the proceeds were used to fund loan disbursements and for the repayment of borrowings. As a result, loans receivable increased $17.0 million, or 2.8% and borrowings decreased by $30.0 million, or 9.2%, while total deposits increased by $14.1 million or 3.0% as of December 31, 2004.

      Shareholders' equity totaled $76.1 million, or 8.7% of total assets, at December 31, 2004, an increase of $294,000, or .4%, over September 30, 2004 levels. Such increase was due to net earnings during the three month period of $935,000 and amortization of employee stock benefit plans totaling $118,000 which were partially offset by the payment of $585,000 in dividends to shareholders as well as a $177,000 increase in unrealized losses on securities from September 30, 2004.

     On January 14, 2005, Peoples Community Bancorp, Inc. completed its previously announced stock purchase of 69,925 shares from various stockholders of Columbia Bancorp, Inc. for an aggregate purchase price of $2.5 million. These shares represent approximately 38% of Columbia's presently issued and outstanding common stock. Columbia Bancorp, Inc. is a privately held bank holding company located in Cincinnati, Ohio.

     Peoples Community Bancorp, Inc., headquartered in West Chester, Ohio, is the holding company for Peoples Community Bank. The Bank is a federally chartered savings bank with 13 full service offices in Butler, Warren and
Hamilton counties in southwestern Ohio.   The Bank is an independent community
bank, which offers a wide variety of financial services and products to customers throughout the Greater Cincinnati metropolitan area.




                              Peoples Community Bancorp, Inc.
                CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                     (In thousands)


        ASSETS                                     December 31,  September 30,
                                                       2004          2004
                                                    (unaudited)  (unaudited)
Cash and cash equivalents                          $   12,272   $   14,430
Investment securities                                 206,531      239,995
Loans receivable                                      616,446      599,466
Fixed assets                                           20,263       17,816
Goodwill                                                6,089        6,089
Other assets                                           11,737       11,325
                                                      -------      -------
     Total assets                                  $  873,338   $  889,121
                                                      =======      =======

     LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits                                           $  486,489   $  472,436
Borrowings                                            294,500      337,387
Other liabilities                                      16,280        3,523
                                                      -------      -------
     Total liabilities                                797,269      813,346
Shareholders' equity                                   76,069       75,775
                                                      -------      -------
     Total liabilities and shareholders' equity    $  873,338   $  889,121
                                                      =======      =======

                              Peoples Community Bancorp, Inc.
                     CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                           (In thousands, except per share data)

                                                       (unaudited)
                                                   Three Months Ended
                                                       December 31,
                                                   2004         2003

Total interest income                          $  10,785   $    9,873
Total interest expense                             5,559        4,812
                                                  ------       ------
     Net interest income before
     provision for losses on loans                 5,226        5,061
Provision for losses on loans                        900          900
                                                  ------       ------
     Net interest income after
     provision for losses on loans                 4,326        4,161
Other income                                         972          395
General, administrative and other expense          3,882        3,290
                                                  ------       ------
     Earnings before income taxes                  1,416        1,266
Federal income taxes                                 481          431
                                                  ------       ------
     NET EARNINGS                              $     935   $      835
                                                  ======       ======
     EARNINGS PER SHARE
       Basic                                   $    0.24   $     0.33
                                                  ======       ======
       Diluted                                 $    0.24   $     0.33
                                                  ======       ======